Exhibit 99.1

For Further Information: R. Troy Dewar, CFA Vice President, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Welcomes Daniel Liao to Board of Directors

BROOKFIELD, Conn., July 16, 2020 (Globe Newswire) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, announced that Daniel Liao will join its Board of Directors as an independent director, effective September 10, 2020. With his appointment, Photronics’ Board now has seven members, with four independent directors.

“Daniel brings a wealth of industry experience, especially in international operations and technology development, that will complement our current Board structure and expertise,” said Constantine (“Deno”) Macricostas, chairman of the board. “Photronics has made a significant commitment to the semiconductor industry in Asia. Daniel’s background and experience will be beneficial to us as we continue to grow and invest in the region.”

Daniel is currently serving as Senior Advisor of Asia Pacific for Lam Research Corporation. He was previously Chairman of Asia Pacific from 2017, retiring in February 2020, where he was responsible for operations in the rapidly growing region. Prior to that, he served as Group Vice President of Asia Pacific Operations from 1997 until 2000 when he was promoted to President of APAC Operations. He started at the company in 1993 as General Manager of Taiwan, China, and Southeast Asia Operations.

Prior to joining Lam, Daniel held various engineering roles at Integrated Device Technology, Inc. (acquired by Renesas Electronics Corporation in 2019) and Intel Corporation. In addition to his extensive experience working in the semiconductor industry, Daniel is also a member of the Board of Directors for Amkor Technology, Inc. He received a M.S. degree in electrical engineering and applied physics from Case Western Reserve University in Cleveland, Ohio, and a B.S. degree from National Cheng Kung University in Taiwan.

“I look forward to joining the Photronics Board and advising the management team as they continue to innovate in the photomask industry,” said Daniel Liao. “I understand the challenges of market and technology leadership and am excited to be able to help Photronics expand its leading position.”

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for 50 years. As of October 31, 2019, the company had 1,775 employees. The company has 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the company can be accessed at www.photronics.com.